EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES NAMES PETTINELLA PRESIDENT AND CEO
January 1, 2004 appointment to complete management succession plan

ROCHESTER, NY, October 29, 2003- Home Properties (NYSE:HME) today announced that its Board of Directors named Edward J. Pettinella, 52, President and Chief Executive Officer, effective January 1, 2004. As part of the Company’s previously announced succession plan, Pettinella will replace Norman and Nelson Leenhouts, both 68, who are retiring as Co-CEOs. Also on January 1, 2004, Norman and Nelson Leenhouts, the Company’s founders, will become Co-Chairs of the Board of Directors. Currently, in addition to acting as Co-CEOs, Norman Leenhouts is Chairman of the Board and Nelson Leenhouts is President of Home Properties. Pettinella is now Home Properties’ Executive Vice President and a member of the Board of Directors, positions he has held since he joined the Company in February of 2001.

“In Ed’s nearly three years with Home Properties, we have achieved great success in our business sector,” said Norman Leenhouts. “Over the last two years and through the first half of this year, Home Properties has had the highest same-store net operating income growth among the 17 publicly traded apartment REITs. Ed’s strong capital markets and management capabilities, along with his knowledge of the Company, its employees, markets, and growth drivers, have greatly contributed to the Company’s positive results. The Board, as well as Nelson and I, are confident our shareholders, employees and residents will continue to be pleased with the results of Ed’s leadership.”

Pettinella said, “Norman and Nelson have built an outstanding company, and it is good to know that Home Properties will continue to benefit from their experience and knowledge. I am excited about building on their legacy of success and further growing the Company in the strategic direction we have refined together over the last few years. We have a strong, experienced management team who, along with our other dedicated team members, will assure a seamless transition.”

William Balderston, III, Chair of the Corporate Governance Committee of the Board, said, “Norman and Nelson have done an exceptional job growing Home Properties and creating value for its shareholders since our 1994 IPO. Under their leadership, the number of apartments owned by the Company has increased from 3,991 to almost 42,000 and its total market capitalization has grown from $150 million to $3.3 billion. Home Properties’ compounded average annual total return to shareholders since the IPO through 2002 was 15.4% compared to 10.2% for the apartment REIT sector and 9.3% for the S&P 500. Looking at just the last five years, a $100 investment in Home Properties on December 31, 1997, with dividends reinvested, was worth $186.07 five years later, compared to $117.61 in the NAREIT Equity REIT Index, and $97.10 in the S&P 500. In addition, Home Properties’ per share growth in Funds From Operations, a key measure of REIT operating performance, surpassed the apartment REIT average over the last five years by 17%. Based on these results and because of conservative compensation during their time of service, the Board concurred that Norman and Nelson should be especially recognized for the value created under their leadership.”

As a result, on October 28, 2003, the Board awarded Norman and Nelson Leenhouts each 64,935 shares of restricted stock having a value of approximately $2.5 million each. The stock awards vest over five years and will be expensed in the fourth quarter of 2003. Norman and Nelson Leenhouts will remain with Home Properties as senior advisors for three years, gradually reducing their time commitment to the Company, for which they will be compensated commensurately.

The Company also said that on January 1, 2004, the commercial property management division of Home Properties will be sold to Home Leasing LLC, which is owned by Norman and Nelson Leenhouts, in order to avoid conflicts of interest and focus Home Properties solely on the direct ownership and management of market rate apartment communities. The contribution from this division to Home Properties’ 2002 earnings was significantly less than one-half of one percent.

Home Properties will host a conference call and Webcast at 11:00 AM Eastern Time on October 31, 2003, to review its management transition and financial results for the third quarter of 2003, which will be released before the market opens that day. The call will be accessible by dialing 800-547-9328. A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21106010; and the Webcast will be archived at www.homeproperties.com, in the “Investors” section.

“Funds from Operations” is a non-GAAP performance measure. Please see prior quarterly earnings news releases, which can be found on our Web Site, www.homeproperties.com, for a reconciliation of Funds from Operations to Earnings Per Share, the nearest comparable GAAP measure.

Home Properties is the sixth largest publicly traded apartment company in the United States. A real estate investment trust with operations in selected Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, and rehabilitates apartment communities. Currently, Home Properties operates 252 communities containing 49,858 apartment units. Of these, 41,746 units in 151 communities are owned directly by the Company; 6,303 units are partially owned and managed by the Company as general partner, and 1,809 units are managed for other owners. The Company also currently manages 2.2 million square feet of commercial space. For more information, view Home Properties’ Web site at www.homeproperties.com.

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For further information:

David P. Gardner, Senior Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Copin, Vice President, Investor Relations, (585) 295-4237